HOUSTON AMERICAN ENERGY ANNOUNCES COMPLETION OF SALE OF CARACARA PROSPECT IN
                                    COLOMBIA
                 -- ADDITIONAL CONTRACT GRANTED IN COLOMBIA --


Houston, Texas - June 24, 2008 - Houston American Energy Corp. (Nasdaq: HUSA), today announced the completion of the sale of its interest in the Caracara Contract in Colombia.

The manager of Hupecol Caracara LLC, the owner/operator of the Caracara Prospect, advised Houston American of the closing of the previously announced sale at a sales price of $920 million adjusted for oil price fluctuations and operations between the effective date and the closing date. Houston American will receive its 1.594674% interest in the net proceeds of the sale after provision for Colombian taxes and after deduction of all fees and expenses of the sale.

In addition, Houston American has been informed that the National Hydrocarbon Agency of Colombia (ANH) has awarded the La Cuerva Contract to Hupecol Caracara LLC. This contract area is about 75 square miles and will require an initial capital commitment of about $8 million dollars for seismic and the drilling of two wells. Houston American will own its 1.594674% interest in this contract through its continuing ownership of Hupecol Caracara LLC.

"We are very pleased that the Caracara sale has closed. The Hupecol management team has done a terrific job of managing and unlocking the value of our Colombian holdings. With the completion of the sale and the grant of the additional contract, we are excited that the management team will be able to focus its energies on the development of Hupecol's deep pool of Colombian prospects, now covering seven contract areas. With the receipt of proceeds from the Caracara sale, Houston American will be well positioned to fund its portion of costs associated with the planned development of the Colombian prospects as well as domestic drilling operations" said John F. Terwilliger, Chairman and Chief Executive Officer of Houston American Energy Corp.

About  Houston  American  Energy  Corp.

Based in Houston, Texas, Houston American Energy Corp. is an independent energy company with interests in oil and natural gas wells and prospects. The Company's business strategy includes a property mix of producing and non-producing assets with a focus on Texas, Louisiana and Colombia. Additional information can be accessed by reviewing our Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding the ultimate net proceeds to the company from the Caracara sale, the results of future drilling operations and the adequacy of funds to meet future drilling commitments. Those statements, and Houston American Energy Corp., are subject to a number of risks, including fluctuations in oil prices, changes in market conditions and other factors, effects of government regulation, the ability of Houston American Energy to reinvest sale proceeds on a favorable basis and the ultimate results derived from Colombian properties retained. These and other risks are described in the company's documents and reports that are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company's website at http://www.houstonamericanenergy.com or contact the Houston American Energy
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Corp.  at  (713)  222-6966.